Exhibit 5.11

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

RE: Guarantees by Texas Guarantors

Ladies and Gentlemen:

We have acted as special counsel to Delta Steel, Inc., a Texas corporation (“Delta Steel”), Metals Supply Company, Ltd., a Texas corporation (“Metals Supply”), Precision Flamecutting and Steel, Inc., a Texas corporation (“Precision Flamecutting”), and Sunbelt Steel Texas, Inc., a Texas corporation (“Sunbelt Texas” and, collectively with Delta Steel, Metals Supply and Precision Flamecutting, the “Texas Guarantors”), and have acted as such in connection with the offering by Reliance Steel & Aluminum Co., a California corporation (“Reliance”), of its 4.500% Senior Notes due 2023 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-187666) and the prospectus contained therein filed on April 2, 2013 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated April 9, 2013 relating to the Notes (as supplemented, the “Prospectus”). The Notes will be issued pursuant to an Indenture among Reliance, the subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee, dated April 12, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto dated April 12, 2013 (together with the Base Indenture, the “Indenture”). The Notes will be guaranteed on an unsecured senior basis (the “Guarantees”) by each of the Guarantors, including the Texas Guarantors.

In connection with the opinions expressed herein, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) each Texas Guarantor’s articles of incorporation and bylaws each as amended to the date hereof, (iv) the form of Indenture filed as an exhibit to the Registration Statement, (v) the Indenture (including the Guarantees), (vi) the Notes, (vii) the records of the Texas Guarantors’ corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement, the Notes and the Guarantees, and (viii) such agreements, documents, certificates and statements of government officials and other papers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents,

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records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Texas Guarantors without further investigation as to the facts set forth therein.

In connection with this opinion, including our examination of executed documents and documents to be executed, we have assumed (i) that the parties to the Indenture (other than the Texas Guarantors) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, and (ii) the due delivery of the Indenture by all parties thereto.

Based upon the foregoing, it is our opinion that:

1.                                      Each of the Texas Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

2.                                      Each of the Texas Guarantors has the corporate power under the laws of the State of Texas to create, enter into and perform its obligations under the Indenture.

3.                                      The Indenture and the Guarantees contained therein have been duly authorized by each of the Texas Guarantors.

The foregoing opinions are limited to the laws of the State of Texas. We express no opinion as to the laws of any other state or jurisdiction. With respect to the opinions expressed in paragraph 1 above as to the good standing as a corporation of each of the Texas Guarantors, we have based such opinions solely upon certificates of good standing or oral confirmations thereof provided by public officials of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to Reliance’s current report on Form 8-K on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Davis Polk & Wardwell LLP, special counsel to Reliance, may rely upon this opinion in connection with the offering of the Notes and the Guarantees.

Very truly yours,

/s/ Vinson & Elkins LLP